EXHIBIT  11

                              APPLE COMPUTER, INC.

                    COMPUTATION OF EARNINGS PER COMMON SHARE

                    (In thousands, except per share amounts)

                                         Fiscal Years Ended

                         September 30,  September 24,  September 25,
                                  1994           1993           1992
Primary Earnings Per  Share

  Earnings
    Net income applicable
    to common stock           $310,178       $ 86,589       $530,373

  Shares
    Weighted average number
    of common shares
    outstanding                117,808        117,096        119,198

    Adjustment for dilutive
    effect of outstanding
    stock options                  927          2,029          3,292

  Weighted average number of
  common and common equivalent
  shares used for
  primary earnings per share   118,735        119,125        122,490

  Primary earnings per
  common share                   $2.61          $0.73          $4.33

Fully Diluted Earnings Per
Share

  Earnings
     Net income applicable
     to common stock          $310,178        $ 86,589       $530,373

  Shares
     Weighted average number
     of common shares
     outstanding               117,808         117,096        119,198


     Adjustment for dilutive
     effect of outstanding
     stock options               1,002            2,174         3,388

  Weighted average number of
  common and common equivalent
  shares used for fully
  diluted earnings per share   118,810          119,270       122,586

  Fully diluted earnings per
  common share                   $2.61            $0.73         $4.33



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